CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 27, 2025, relating to the financial statements and financial highlights of Infrastructure Capital Equity Income ETF (formerly, InfraCap Equity Income Fund ETF), and Infrastructure Capital Small Cap Income ETF (formerly, InfraCap Small Cap Income ETF), each a series of Series Portfolios Trust, which are included in Form N-CSR for the year or period ended November 30, 2024, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
March 27, 2025